Exhibit 10.1

1560 TRAPELO ROAD

LEASE

BP3-BOS1 1560 TRAPELO ROAD LLC,

a Delaware limited liability company,

as Landlord,

and

DYNE THERAPEUTICS, INC.,

a Delaware corporation,

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE
(References are to the Lease)		DESCRIPTION

1.	Date:	December 4, 2020

2.	Landlord:	BP3-BOS1 1560 Trapelo Road LLC,
a Delaware limited liability company

3.	Address of Landlord (Section 24.19):	For notices to Landlord:

BP3-BOS1 1560 Trapelo Road LLC,
4380 La Jolla Village Drive, Suite 230
San Diego, CA 92122
Attention: W. Neil Fox, III, CEO

with a copy to:

Allen Matkins Leck Gamble Mallory &
Natsis LLP
600 West Broadway, 27th Floor
San Diego, CA 92101
Attention: Martin L. Togni, Esq.

For payment of Rent only:

BP3-BOS1 1560 Trapelo Road LLC,
P.O. Box 200757
Pittsburg, PA 15251-0757

4.	Tenant:	DYNE THERAPEUTICS, INC.,
a Delaware corporation

Summary P-1

TERMS OF LEASE
(References are to the Lease)			DESCRIPTION

5.	Address of Tenant (Section 24.19):		Dyne Therapeutics, Inc.
830 Winter Street
Waltham, Massachusetts 02451
Attention: Richard Scalzo
(Prior to Lease Commencement Date)

and

1560 Trapelo Road
Waltham, MA 02451-7306
Attention: Richard Scalzo
(After Lease Commencement Date)

6.	Premises (Article 1):

	6.1	Premises:	The entirety of the Building, consisting of
68,187 rentable square feet of space located in
the Building (as defined below), as depicted
on Exhibit A attached hereto.

	6.2	Building:	The three-story building whose address is
1560 Trapelo Road, Waltham, Massachusetts
(the “Building”).

7.	Term (Article 2):

	7.1	Lease Term:	Commencing on the Lease Commencement
Date and expiring on the Lease Expiration
Date, approximately eight (8) years and six
(6) months.

Summary P-2

TERMS OF LEASE
(References are to the Lease)		DESCRIPTION

7.2	Lease Commencement Date:	The earlier of (i) the date Tenant commences business operations in the Premises (as distinguished from the mere preparation of the Premises for its occupancy, including the undertaking of any Tenant Improvements or other work, moving into the Premises and the installation of furniture, fixtures, or equipment in the Premises), or (ii) the date the Premises are Ready for Occupancy (as defined in the Tenant Work Letter attached hereto as Exhibit B), which Lease Commencement Date is anticipated to be July 14, 2021 (the “Anticipated Lease Commencement Date”).

7.3	Rent Commencement Date:	The date that is six (6) months after the Lease Commencement Date.

7.4	Lease Expiration Date:	The last day of the month in which the eighth (8th) annual anniversary of the Rent Commencement Date occurs.

8. Base Rent (Article 3):

Months of Lease Term	Annual Base Rent****	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot**
***1–12	$4,602,622.50	$383,551.88	$67.50
13–24	$4,740,701.18	$395,058.43	$69.53
25–36	$4,882,922.22	$406,910.19	$71.61
37–48	$5,029,409.89	$419,117.49	$73.76
49–60	$5,180,292.19	$431,691.02	$75.97
61–72	$5,335,700.96	$444,641.75	$78.25
73–84	$5,495,771.99	$457,981.00	$80.60
85–96	$5,660,645.15	$471,720.43	$83.02

Summary P-3

TERMS OF LEASE
(References are to the Lease)	DESCRIPTION

*

The initial monthly installment of Base Rent amount was calculated by multiplying the initial monthly Base Rent per rentable square foot amount by the number of rentable square feet of space in the Premises, and the Annual Base Rent amount was calculated by multiplying the initial monthly installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first anniversary of the Rent Commencement Date, the calculation of each monthly installment of Base Rent amount reflects an annual increase of three percent (3%) and each Annual Base Rent amount was calculated by multiplying the corresponding monthly installment of Base Rent amount by twelve (12).

**	The amounts identified in the column entitled “Annual Rental Rate per Rentable Square Foot” are rounded amounts provided for information purposes only.

***

Month 1 shall begin on the Rent Commencement Date (provided that if the Rent Commencement Date does not occur on the first day of a calendar month, then Month 1 shall mean the partial month in which the Rent Commencement Date occurs plus the following full calendar month). For the avoidance of doubt, there is no Base Rent due from the period beginning on the Commencement Date and end on the Rent Commencement Date.

****	Expressed on an annualized basis even though the applicable period may be longer or shorter than twelve (12) months.

9.	Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.6):	100% (68,187 rentable square feet within the Building).

10.	Letter of Credit/Security Deposit (Article 20):	$2,301,311.20, subject, however, to potential reduction as provided in Article 20 hereof

11.	Brokers (Section 24.25):	Cushman & Wakefield U.S., Inc. representing Landlord, and CBRE, Inc. representing Tenant.

12.	Parking (Article 23):	All of the parking spaces in the Project, being two hundred three (203) parking spaces, three of which are equipped with two (2) electric vehicle charging stations. 125 parking spaces are in the below ground and above ground portion of the parking garage serving the Building and 78 parking spaces are in the surface lot adjacent to the Premises.

Summary P-4

(i)

Page

ARTICLE 22 ENTRY BY LANDLORD	52

ARTICLE 23 PARKING	53

ARTICLE 24 MISCELLANEOUS PROVISIONS	54

(ii)

Page

EXHIBITS:

Exhibit A	Outline of Floor Plan of Premises
Exhibit A-1	Site Plan of Project
Exhibit A-2	Legal Description of Land
Exhibit B	Tenant Work Letter
Exhibit C	Confirmation of Lease Terms/Amendment to Lease
Exhibit D	Rules and Regulations
Exhibit E	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit F	Form of Letter of Credit
Exhibit G	Form of Notice of Lease
Exhibit H	List of Qualifications of Service Providers and Agreements
Exhibit I	Repair, Maintenance and Improvements Specifications
Rider 1	Extension Option Rider

(iii)

INDEX

Page(s)
Accountant	11
ADA	2
Additional Rent	4
Affected Areas	14
Affiliate Assignee	36
Affiliates	36
Allowance	Exhibit B
Alterations	23
Bankruptcy Code	40
Base Rent	4
Base, Shell and Core	Exhibit B
Books and Records	21
Brokers	56
Building	Summary
Building Documents	21
Building Systems	20
Calendar Year	5
CC&Rs	12
Change Order	Exhibit B
Change Order Tenant Delay Grace Period	Exhibit B
Changes	Exhibit B
Confirmation/Amendment	Exhibit C
Construction	58
Construction Drawings	Exhibit B
Corrective Action	14
Critical Systems	Exhibit G
Cutoff Date	9
Development Drawings	Exhibit B
Documents	13
Environmental Law	12
Environmental Permits	12
Estimate	9
Estimate Statement	9
Estimated Expenses	9
Excluded Changes	49
Exercise Notice	Rider 1
Exit Survey	37
Expense Year	5
Experience	Exhibit G
Extension Option	Rider 1
Extension Rider	Rider 1
Facilities Team	20

(iv)

Page(s)
Fair Market Rental Rate	Rider 1
Force Majeure	55
Hazardous Materials	13
Hazardous Materials List	13
HVAC	18
Interest Notice	Rider 1
Interest Rate	10
Landlord	1
Landlord Charging Station	2
Landlord Parties	16
L-C	44
L-C Amount	44
Lease	1
Lease Commencement Date	3
Lease Expiration Date	3
Lease Term	3
Lease Year	3
M&R Reports	21
Maintenance Meeting	21
Management Standard	20
Market Area	Rider 1
MM Request	21
Notice of Termination	40
Notices	55
OFAC	55, 56
Operating Expenses	5
Option Rent	Rider 1
Option Rent Notice	Rider 1
Option Term	Rider 1
Original Tenant	36
Outside Agreement Date	Rider 1
Over-Allowance Amount	Exhibit B
Parking Areas	1
Parking Operator	50
Permitted Uses	12
Premises	1
Project	1
Reduction Date	49
Release	13
Rent	4
Revenue Code	33
Security Deposit	48
Service Agreements	20

(v)

Page(s)
Service Provider	Exhibit G
Service Providers	Exhibit G
Signage	52
Signage Specifications	52
Statement	8
Subject Space	33
Subleasing Costs	35
Summary	1
Systems and Equipment	7
Tax Expenses	7
Tenant	1
Tenant Delays	Exhibit B
Tenant Maintenance Responsibilities	20
Tenant Work Letter	Exhibit B
Tenant’s Share	8
Transfer Notice	33
Transfer Premium	34
Transferee	33
Transfers	33
Utilities Costs	8
Vivarium	Exhibit B
Wi-Fi Network	25
Working Drawings	Exhibit B

(vi)

LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between BP3-BOS1 1560 TRAPELO ROAD LLC, a Delaware limited liability company (“Landlord”), and DYNE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

PROJECT, BUILDING AND PREMISES

1.1 Project, Building and Premises.

1.1.1 Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 6.1 of the Summary (the “Premises”), which Premises consist of the Building (as defined in Section 6.2 of the Summary) and located within the Project (as defined below). The floor plan of the Premises is attached hereto as Exhibit A.

1.1.2 Building and Project. The Building consists of three (3) floors with basement for a total of 68,187 rentable square feet and is commonly known as “1560 Trapelo Road,” located on 2.42 acres of land in the City of Waltham, Massachusetts. The term “Project” as used in this Lease, shall mean, collectively: (i) the Building; (ii) any outside plaza areas, walkways, driveways, courtyards, private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed on the Land described on Exhibit A-2 (the “Lot”). The site plan depicting the configuration of the Project is attached hereto as Exhibit A-1. The Building contains surface and underground parking areas (“Parking Areas”). Tenant shall have the exclusive use of the Project. Notwithstanding the foregoing or anything contained in this Lease to the contrary, (1) Landlord has no right or obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A-1 attached hereto, other than Landlord’s obligations (if any) specifically set forth in the Tenant Work Letter attached hereto as Exhibit B and as otherwise set forth in this Lease. Subject to Force Majeure events (as defined in Section 25.17 below) and other emergency events, Tenant shall have access to the Premises, including, the loading area on the east side of Building, twenty-four (24) hours per day, seven (7) days per week throughout the Lease Term.

1.1.3 Tenant’s and Landlord’s Rights. Tenant shall have the right to the exclusive use of the Building and the Project. Tenant’s use of the Project shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now recorded against the Project, of which Landlord has provided copies to Tenant, and (B) such reasonable, non-discriminatory rules and regulations as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) Tenant may not go on the roof of Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord reserve the right from time to time (1) to make any repairs and/or replacements in or to the Project or any portion or elements thereof; and (2) to close temporarily any of the common areas while engaged in making repairs to the Project. Notwithstanding anything above to the contrary, Landlord’s actions pursuant to this Section 1.1.3 shall not interfere with Tenant’s use and enjoyment of, or access to, the Premises or Tenant’s parking rights nor increase Tenant’s obligations under this Lease or decrease Tenant’s rights under this Lease to more than a de minimis extent.

1.2 Condition of Premises. Except as expressly set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition on the Lease Commencement Date; provided, however, that the Systems and Equipment (as defined in Section 4.2.4 below) serving the Building shall be in good working order and condition, the Premises will be broom-clean condition, free and clear of all occupants and personal property, and the Building and Project will be compliant with all applicable laws, rules, orders, and regulations, including, without limitation, the Americans with Disabilities Act of 1990 (as amended, the “ADA”). Tenant also acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business (including, but not limited to, any zoning/conditional use permit requirements which shall be Tenant’s responsibility and Tenant’s failure to obtain any such zoning/use permits (if any are required) shall not affect Tenant’s obligations under this Lease). Notwithstanding the foregoing, Landlord represents and warrants to Tenant that, as of the Effective Date, the Property is zoned to permit laboratory, office, life science, research and development uses as of right. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises (including the Tenant Improvements therein), the Building and the Project were at such time complete and in good, sanitary and satisfactory condition, subject to Landlord’s representations, warranties and obligations expressly set forth in the Lease and, except as provided herein, without any obligation on Landlord’s part to make any alterations, upgrades or improvements thereto.

1.3 Rentable Square Feet. Landlord and Tenant agree that the rentable square feet of the Premises is as set forth in Section 6.1 of the Summary and the same shall not be changed except in connection with a change in the physical size (but for the avoidance of doubt, not the remeasurement) of the Premises; provided, however, that any such change shall utilize the same measurement standards utilized by Landlord (and consistent with the measurement standards and calculations which were provided to Tenant by Landlord via email prior to the execution of this Lease) in connection with the initial measurement of the Premises (and reflected in the rentable square feet set forth in Section 6.1 of the Summary).

1.4 Landlord Charging Stations. Landlord has previously installed two (2) electric vehicle charging station at the Project for the use of tenants of the Building who drive electric vehicles (“Landlord Charging Station”); each such Landlord Charging Station has two (2) connections to charge two (2) vehicles. The cost of operating, maintaining and repairing the Landlord Charging Station (net of any revenue therefrom) may be included in Operating Expenses. Tenant’s obligations under this Lease are not contingent or conditioned upon the ability of Tenant’s Parties to use the Landlord Charging Station or upon the existence of Landlord Charging Station; provided that Landlord shall maintain and repair the existing Landlord Charing Stations in good work order and condition throughout the Lease Term.

ARTICLE 2

LEASE TERM

The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.4 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12)-month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. If Landlord does not deliver possession of the Premises to Tenant Ready for Occupancy on or before the anticipated Lease Commencement Date (as set forth in Section 7.2(ii) of the Summary), except as provided below, Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected. Following the Lease Commencement Date, Landlord shall deliver to Tenant a “Confirmation of Lease Terms” in the form attached hereto as Exhibit C, setting forth, among other things, the Lease Commencement Date and the Lease Expiration Date, and if accurate, Tenant shall execute and return such confirmation to Landlord within ten (10) business days after Tenant’s receipt thereof, and Landlord shall return the fully executed confirmation within five (5) business day after Landlord’s receipt thereof.

If the Premises are not Ready for Occupancy within sixty (60) days of the Anticipated Lease Commencement Date (“First Outside Date”) (as such First Outside Date may be extended on a day per day basis due to any Force Majeure delays (up to a maximum of 60 days of extension on account of Force Majeure delays in the aggregate and an additional 30 days of extension on account of Force Majeure delays occasioned by the COVID-19 pandemic in the aggregate) and Tenant Delays), then Tenant shall receive a credit of one (1) day’s free Base Rent for each day of delay after the 60th day until the Premises are Ready for Occupancy. If the Premises are not Ready for Occupancy within one hundred twenty (120) days of the Anticipated Lease Commencement Date (“Second Outside Date”) (as such Second Outside Date may be extended on a day per day basis due to any Force Majeure delays (up to a maximum of 60 days of extension on account of Force Majeure delays in the aggregate and an additional 30 days of extension on account of Force Majeure delays occasioned by the COVID-19 pandemic in the aggregate) and Tenant Delays), then Tenant shall receive an additional credit of one (1) days’ free Base Rent (such that Tenant is receiving a total of two (2) day’s free Base Rent for each day of delay after the 120th day until the Premises are Ready for Occupancy. If the Premises are not Ready for Occupancy within two hundred ten (210) days of the Anticipated Lease Commencement Date (the “Third Outside Date”) (as such Third Outside Date may be extended on a day per day basis due to any Force Majeure Delays (up to a maximum of 50 days of extension on account of Force Majeure delays in the aggregate and an additional 30 days of extension on account of Force Majeure delays occasioned by the COVID-19 pandemic in the aggregate) and Tenant Delays), then this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated (i) the Letter of Credit or Security Deposit (as applicable) and any amounts prepaid by Tenant to Landlord shall be returned by Landlord to Tenant within thirty (30) days of the termination, and (ii) neither Landlord nor Tenant shall have any further rights, duties, or obligations under this Lease, except with respect to the provisions which express survive the expiration or termination of this Lease.

ARTICLE 3

BASE RENT

Commencing on the Rent Commencement Date, Tenant shall pay, without notice or demand, to Landlord at the address set forth in Section 3 of the Summary, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the Rent Commencement Date and, thereafter, the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord an amount equal to $475,149.74, which amount shall be comprised of the following: (i) the Base Rent payable by Tenant for the Premises for the first (1st) full month of the Lease Term following the Rent Commencement Date (i.e., $383,551.88); and (ii) the Estimated Expenses (as defined below) payable by Tenant for the Premises for the first (1st) full month of the Lease Term (i.e., $91,597.86). If any rental payment date (including the Lease Commencement Date with respect to the Base Rent or the Rent Commencement Date with respect to Estimated Expenses) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. For the avoidance of doubt, Tenant’s obligation for the payment of Base Rent shall commence on the Rent Commencement Date.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 above, but commencing on the Lease Commencement Date, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses for the Project; plus (ii) Tenant’s Share of the annual Tax Expenses for the Project; plus (iii) Tenant’s Share of the annual Utilities Costs for the Project. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 on account of the period during the Lease Term shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 “Expense Year” shall mean each Calendar Year.

4.2.3 “Operating Expenses” shall mean all commercially reasonable expenses, costs and amounts of every kind and nature reasonably incurred which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Project, including, without limitation, any amounts paid for: (i) intentionally omitted; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees of any mortgage or the lessor of any ground lease affecting the Project; (iv) intentionally omitted; (v) any equipment rental agreements or management agreements (provided the only management fees that may be passed through are the reasonable third-party expenses incurred by Landlord’s property manager in connection with providing property management services for the Project) but excluding the rental of any office space provided thereunder); (vi) intentionally omitted; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project (including but not limited to, the Special Permit defined and described in Article 5 hereof); (viii) intentionally omitted; (ix) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; (x) the cost of any capital improvements or other costs (which are replacements as opposed to new additions or new improvements) (I) which are intended to reduce Operating Expenses, or (II) made to the Project or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation enacted after the date hereof, or (III) which are incurred due to Landlord’s repairs, maintenance or replacements for the Project; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized on a straight line basis (including interest on the unamortized cost) over the period equal to the useful life of such capital items; and (xi) intentionally omitted. Except for a property management contract, for each vendor, supplier, contractor or other service provider that exceeds $15,000.00, Landlord agrees to competitively bid such contract to at least three (3) qualified firm and Landlord will select the lowest qualified bidder.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (B) depreciation charges, interest and principal payments on mortgages or other debt, ground rental payments and real estate brokerage and leasing commissions; (C) Utilities Costs; (D) Tax Expenses; (E) costs incurred for Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building or the Project; (F) costs of selling or financing any of Landlord’s interest in the Project; (G) costs incurred by Landlord for the repair of damage to the Property to the extent that Landlord is reimbursed by insurance proceeds or otherwise (or which would have been reimbursed but for Landlord’s failure to carry the insurance policies required hereunder); (H) marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (I) rentals for items which if purchased, rather than rented, would constitute a capital cost; (J) costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed; (K) advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building; (L) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly; (M) management fees paid or charged by Landlord except for the reasonable third-party expenses incurred by Landlord’s property manager in connection with providing property management services for the Project; (N) salaries and other benefits paid to the employees of Landlord or affiliates to the extent customarily included in or covered by a management fee, provided that in no event shall Operating Expenses include salaries and/or benefits attributable to personnel above the level of Building manager (and any personnel not exclusively rendering services for the Property shall be fairly and reasonably allocated to reflect the actual time rendering services for the Property); (O) rent for any office space occupied by Building management personnel; (P) Landlord’s general corporate overhead and general and administrative expenses; (Q) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (R) services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities; (S) capital expenditures, except to the extent permitted to be included in Operating Costs pursuant to the terms of clause (x) of the prior paragraph of this Section 4.2.3; (T) all costs, assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which are legally permitted to be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the costs, assessment or premium installment is actually paid; (U) costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services; (V) costs arising from Landlord’s charitable or political contributions; (W) costs arising from latent defects or repair thereof; (X) costs for the acquisition of (as opposed to repair and maintenance of) sculpture, paintings or other objects of art (including, but not limited to, seasonal decorations); (Y) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (Z) the costs of services and utilities separately chargeable to individual tenants of the Building; (AA) costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy Hazardous Materials, condition or asbestos-containing materials from the Property; (BB) any other costs or expenses which would not normally be treated as Operating Expenses by institutional landlords of comparable institutional quality buildings in the Market Area; (CC) costs, exactions, linkage, fees, or mitigation related to the construction or development of the Building or the Project; (DD) fines and penalties; and (EE) costs to obtain or maintain LEED or other energy or environmental related certifications.

4.2.4 “Systems and Equipment” shall mean any plant (including any central plant), machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, lab, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building.

4.2.5 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges, payments in lieu of taxes or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, open space fees and/or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein.

4.2.5.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii) Intentionally omitted;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable to Landlord hereunder;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises to Tenant; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.5.2 Notwithstanding anything to the contrary contained in this Section 4.2.5 or any other provision of this Lease, there shall be excluded from Tax Expenses and Tenant shall not be responsible to make payments on account of: (i) all excess profits taxes, franchise taxes, gift taxes, transfer taxes or deed stamps, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s income, (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.4 below, (iv) any excise taxes imposed upon Landlord based upon Landlord’s gross rental or net rentals or other income received by Landlord under this Lease, (v) assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, or other authorization fees or charges to the extent allocable to or caused by the development or construction of the Building or Project, including without limitation, any linkage payments or any development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting, and signalization) necessary for the development or construction of the Building or Project, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing, and (vi) any interest, penalties, or late charges imposed against Landlord incurred as a result of late payments by Landlord (provided that Tenant has timely made tax payments pursuant to the terms hereof); provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 9 of the Summary.

4.2.7 “Utilities Costs” shall mean all actual charges for utilities for the Building and the Project which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC and other utilities, including any lab utilities and central plant utilities as well as related fees, assessments, measurement meters and devices and surcharges. Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, now recorded against or affecting the Project.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Payment of Operating Expenses, Tax Expenses and Utilities Costs. For each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, as Additional Rent, the following, which payment shall be made in the manner set forth in Section 4.3.2 below: (i) Tenant’s Share of Operating Expense; plus (ii) Tenant’s Share of Tax Expense; plus (iii) Tenant’s Share of Utilities Costs. Payments for any fractional calendar month or period shall be prorated.

4.3.2 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall provide Tenant on or before the first (1st) day of June following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year, together with the calculation and reasonable breakdown and detail thereof (including invoices and paid receipts for all material line items), together with a calculation of the amount remaining due or overpaid after deduction of Estimated Expenses paid during the year. Within thirty (30) days after Tenant’s receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay to Landlord the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, less the amounts, if any, paid during such Expense Year as the Estimated Expenses as defined in and pursuant to Section 4.3.3 below. If any Statement reflects that Tenant has overpaid Tenant’s Share of Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then Landlord shall, at Landlord’s option, either (i) remit such overpayment to Tenant within thirty (30) days after such applicable Statement is delivered to Tenant, or (ii) if the Lease Term has not ended, credit such overpayment toward the additional Rent next due and payable to Tenant under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4; provided, however, Landlord shall have no right to include in any Statement or collect from Tenant any amounts not billed within eighteen (18) months after the occurrence of the same (“Cutoff Date”), except that Tenant shall be responsible for Tenant’s Share of any Utilities Costs and Tax Expenses levied by any governmental authority or by any public utility company at any time following the applicable Cutoff Date which are attributable to any calendar year (or portion thereof) occurring prior to such Cutoff Date and within the Lease Term, so long as Landlord delivers to Tenant a bill and supplemental statement for such amounts within thirty (30) days following Landlord’s receipt of the applicable bill therefor, in which case Tenant shall have the same right to review and contest such expenses as would have applied if they had been included in the Statement for the period to which they relate, on the same conditions applicable thereto. Even though the Lease Term has expired and Tenant has vacated the Premises, if the Statement for the Expense Year in which this Lease terminates reflects that Tenant has overpaid and/or underpaid Tenant’s Share of the

Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then within thirty (30) days after Landlord’s delivery of such Statement to Tenant, Landlord shall refund to Tenant any such overpayment, or Tenant shall pay to Landlord any such underpayment, as the case may be. Tenant’s failure to object any Statement within one hundred twenty (120) days after Tenant’s receipt thereof shall constitute Tenant’s irrevocable waiver to object to the same. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of the total amount of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs for the then-current Expense Year shall be, and which shall indicate therein Tenant’s Share thereof (the “Estimated Expenses”), the monthly payment on account of Estimated Expenses (and any make-whole payments then due pursuant to the following provisions of this Section 4.3.3), and Landlord’s reasonably backup calculations for such Estimated Expenses. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Expenses under this Article 4. Following Landlord’s delivery of the Estimate Statement for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due falling at least thirty (30) days after the Estimate Statement, a fraction of the Estimated Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until thirty (30) days after a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord thirty (30) days following demand for all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project and are not otherwise excluded in this Lease (including by Section 4.2.5.2 of this Lease); or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises to Tenant.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due; provided there shall not be any late charge imposed for the first late payment of Rent or other sum in any twelve (12) month period. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus three percent (3%), or (ii) the highest rate permitted by applicable law.

4.6 Audit Rights. Tenant shall have the right, at Tenant’s cost, after reasonable notice to Landlord, to have Tenant’s authorized employees, consultants, agents, or third-party accountant (meeting the qualifications of an Accountant (as defined below)) inspect, , Landlord’s books, records and supporting documents concerning the Operating Expenses, Tax Expenses and Utilities Costs set forth in any Statement delivered by Landlord to Tenant for a particular Expense Year pursuant to Section 4.3.2 above (and Landlord agrees to make such books, records and supporting documentation available to Tenant and Tenant’s authorized employees, consultants, agents, or third-party accountants in electronic format); provided, however, Tenant shall have no right to conduct such inspection or object to or otherwise dispute the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in any such Statement, unless Tenant notifies Landlord of such inspection request within six (6) months following Landlord’s delivery of a Statement, and completes the audit and makes any objection or dispute within six (6) months thereafter (the “Review Period”) (subject to reasonable extension in the event that Landlord fails to promptly upon request make available to Tenant and its authorized employees, agents, or accountants any information or materials relevant to the inspection); provided, further, that notwithstanding any such timely inspection, objection, dispute, and/or audit, and as a condition precedent to Tenant’s exercise of its right of inspection, objection, dispute, and/or audit as set forth in this Section 4.6, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 4 in accordance with such Statement. However, such payment may be made under protest pending the outcome of any audit. In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without undue interference with Landlord’s operation and management of the Project. If after such inspection and/or request for documentation, Tenant disputes the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in the

Statement, Tenant shall have the right, but not the obligation, within the Review Period, to cause an independent certified public accountant which is not paid on a contingency basis and which is mutually approved by Landlord and Tenant (the “Accountant”) to complete an audit of Landlord’s books and records to determine the proper amount of the Operating Expenses, Tax Expenses and Utilities Costs incurred and amounts payable by Tenant for the Expense Year which is the subject of such Statement; provided that the Review Period shall be extended until the Accountant is selected and completes its audit. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be one of the “Big 4” accounting firms selected by Landlord, which is not paid on a contingency basis and is not, and has not been, otherwise employed or retained by Landlord or its affiliates. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Tenant agrees to pay the cost of such audit unless it is determined that Landlord’s original Statement which was the subject of such audit was overstated by five percent (5%) or more (in which case Landlord shall pay all third-party costs incurred in connection with Tenant’s inspect and audit, including, without limitation, the cost of the Accountant). The payment by Tenant of any amounts pursuant to this Article 4 shall not preclude Tenant from questioning the correctness of any Statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto, conduct and complete its inspection and have the Accountant conduct and complete the audit as described above prior to the expiration of the Review Period (as the same may be extended as provided herein) shall be conclusively deemed Tenant’s approval of the Statement in question and the amount of Operating Expenses, Tax Expenses and Utilities Costs shown thereon. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.6, Tenant agrees to keep, and to cause all of Tenant’s employees, consultants, agents, and thirty-party accountants and the Accountant to keep, all of Landlord’s books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential, and in connection therewith, Tenant shall cause such employees, consultants, agents, and thirty-party accountants and the Accountant to execute such reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

ARTICLE 5

USE OF PREMISES; HAZARDOUS MATERIALS; ODORS AND EXHAUST

5.1 Use. Tenant may use the Premises solely for general office, laboratory (including vivarium) and research uses together with uses ancillary and related thereto (the “Permitted Uses”), all to the extent consistent with applicable laws, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof in violation of any applicable laws of the United States of America, the state in which the Project is located, or the ordinances, orders, permits, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall comply with the Rules and Regulations and all recorded covenants, conditions, and restrictions, now or hereafter affecting the Project, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications shall not modify Tenant’s rights or obligations hereunder or use or enjoyment of the Premises, in more than a de minimis manner. Landlord shall not enter into any new covenants, conditions, restrictions, ground leases or underlying leases, which have the effect of adversely modifying Tenant’s rights or obligations hereunder or adversely affecting Tenant’s use or enjoyment of, or access to, the Premises to more than a de minimis extent. Landlord represents and warrants to Tenant that, as of the date hereof, there are no covenants, conditions and restrictions encumbering the Project.

5.2 Hazardous Materials.

5.2.1 Definitions: As used in this Lease, the following terms have the following meanings:

(a) “Environmental Law” means any present or future federal, state or local statutory or common law, or any regulation, ordinance, code, order, or permit, issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.

(b) “Environmental Permits” mean collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any applicable Environmental Law.

(c) “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls, freon and other chlorofluorocarbons, “biohazardous waste,” “medical waste,” “infectious agent”, “mixed waste” or other waste under Massachusetts General Laws, Chapters 21C and 21E.

(d) “Release” shall mean with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, pumping, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

5.2.2 Tenant’s Obligations – Environmental Permits. Tenant will (i) obtain and maintain in full force and effect all applicable Environmental Permits that may be required from time to time under any applicable Environmental Laws applicable to Tenant or Tenant’s use of the Premises and (ii) be and remain in compliance with all terms and conditions of all such applicable Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or Tenant’s use of the Premises.

5.2.3 Tenant’s Obligations – Hazardous Materials. Landlord acknowledges that it is not the intent of this Section 5.2 to prohibit Tenant from operating its business for the Permitted Uses. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable Environmental Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Lease Commencement Date a list identifying each type of Hazardous Material that Tenant anticipates will be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises by Tenant and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Premises (the “Hazardous Materials List”). Upon Landlord’s request, or at any time Tenant is required to deliver a Hazardous Materials List to any governmental authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord an updated Hazardous Materials List. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) delivered to or from a governmental authority relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Lease Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any governmental authority: permits; approvals; storage and management plans; notices of violations of applicable Environmental Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Premises (provided that installation of storage tanks shall only be permitted above-ground and only after Landlord has given Tenant its written consent with respect to the design and location, which consent shall not be unreasonably withheld) and all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Premises for the closure of any such storage tanks. In no event shall any below ground storage tanks be installed in the Project by Tenant without the prior consent of Landlord (in Landlord’s sole and absolute discretion). Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature. It is not the intention of this Section to provide Landlord with information which could be detrimental to Tenant’s business should information become possessed by Tenant’s competitors, and Tenant shall have no obligation to provide Landlord with the same. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials (including any equipment or systems containing Hazardous Materials) which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant, its agents, employees, licensees, contractors or invitees (collectively, “Tenant’s Parties”) during the Term of this Lease. Notwithstanding the provisions of Article 14, if any proposed transferee, assignee or sublessee is subject to a material enforcement order (considered in light of the size and stature of the entity) issued by any governmental authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

5.2.4 Landlord’s Right to Conduct Environmental Assessment. Landlord, subject to Section 22, shall have the right to conduct an environmental assessment of the Premises as well as any other areas in, on or about the Project that Landlord reasonably believes may have been affected adversely by Tenant’s use of the Premises (collectively, the “Affected Areas”) in order to confirm that the Premises and the Affected Areas do not contain any Hazardous Materials resulting from Tenant’s use in violation of applicable Environmental Laws or under conditions constituting or likely to constitute a Release of Hazardous Materials. Such environmental assessment shall be a so-called “Phase I” assessment or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, together with, any additional investigation and report which would customarily follow any discovery contained in such initial Phase I assessment (including, but not limited to, any so-called “Phase II” report). Such right to conduct such environmental assessment shall not be exercised more than once per calendar year unless Tenant is in default under this Section 5.2. If contamination has occurred for which Tenant is liable for under this Lease, then Tenant shall pay all reasonable out-of-pocket costs incurred to conduct the assessment. If no such contamination is found, Landlord shall pay for the costs of the assessment. Landlord shall provide Tenant with a copy of all third-party reports and tests of the Premises and Affected Areas made by or on behalf of Landlord during the Term.

5.2.5 Tenant’s Obligations to perform Corrective Action. If the data from any environmental assessment authorized and undertaken by Landlord pursuant to Section 5.2.4 indicates there has been a Release, threatened Release or other conditions with respect to Hazardous Materials on, under or emanating from the Premises and the Affected Areas that may require any investigation and/or active response action, including without limitation active or passive remediation and monitoring or any combination of these activities, to the extent caused by Tenant or any of Tenant’s Parties but such response action shall be limited to that required for office and laboratory uses (“Corrective Action”), Tenant shall immediately undertake Corrective Action with respect to contamination if, and to the extent, required by the governmental authority exercising jurisdiction over the matter or otherwise required by law. Landlord may engage a licensed site professional at Tenant’s sole cost and expense. Any Corrective Action to be performed by Tenant in accordance with this Section 5.2.5 will be performed with Landlord’s prior written approval and in accordance with applicable Environmental Laws, at Tenant’s sole cost and expense and by an environmental consulting firm and licensed site professional (all reasonably acceptable to Landlord and Tenant). Notwithstanding any other provision of this Lease, a Corrective Action shall only include the imposition of an Activity and Use Limitation pursuant to the Massachusetts Contingency Plan that permits office and laboratory uses. Tenant may perform the Corrective Action before or after the expiration or earlier termination of this Lease, to the extent permitted by governmental agencies with jurisdiction over the Premises, the Building and the Project (provided, however, that any Corrective Action performed after the expiration or earlier termination of this Lease shall be subject to the access provisions set forth below). If Tenant undertakes or continues Corrective Action after the expiration or earlier termination of this Lease, Landlord, upon being given forty-eight (48) hours’ advance notice, may, in Landlord’s sole discretion, elect (without limiting any of the Landlord’s other rights and remedies under this Lease, at law and/or in equity), to provide access to the Premises, the Building and the Project as may be requested by Tenant, the licensed site professional overseeing the Corrective Action and any other consultants to accomplish the Corrective Action. Tenant or its consultant may install, inspect, maintain, replace and operate remediation equipment and conduct the Corrective Action as it considers necessary, subject to Landlord’s approval. Tenant and Landlord shall, in good faith, cooperate with each other with respect to any Corrective Action after the expiration or earlier termination of this Lease so as not to interfere unreasonably with the conduct of Landlord’s or any third party’s business on the Premises, the Building and the Project. Landlord may, in its sole discretion, provide access until Tenant delivers evidence reasonably satisfactory to Landlord that Tenant’s Corrective Action activities on the Premises and the Affected Areas satisfy applicable Environmental Laws. It shall be reasonable for Landlord to require Tenant to deliver all such reports prepared by the licensed site professional and filings with applicable governmental agencies indicating that no further Corrective Action is needed under any applicable laws and regulations, including without limitation the Massachusetts Contingency Plan. Landlord may, in its sole discretion, continue to provide access until such time as Landlord is able to use the Premises and the Affected Areas for office and laboratory purposes. If Landlord desires to situate a tenant in the Premises, the Building and the Project and remediation of the Premises and the Affected Areas is ongoing in a manner that prevents Landlord from leasing such space, then Landlord shall provide Tenant with access to complete the remediation and Tenant shall be obligated to continue paying a market rental rate for the portion of the Building that cannot be leased due to the remediation performed by Tenant until Tenant completes the remediation preventing the leasing. Tenant agrees to install, at Tenant’s sole cost and expense, screening around its remediation equipment so as to protect the aesthetic appeal of the Premises, the Building and the Project. Tenant also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Tenant’s consultant and governmental agencies with jurisdiction over the Premises, the Building and the Project) in a location which will allow Landlord, to the extent reasonably practicable, the ability to lease the Premises, the Building and the Project to a subsequent user. Notwithstanding anything above to the contrary, if any clean-up or monitoring procedure is required by any applicable governmental authorities in, on, under or about the Premises and the Affected Areas during the Lease Term as a consequence of any Hazardous Materials contamination actually caused by Tenant and the procedure for clean-up is not completed (to the satisfaction of the governmental authorities) prior to the expiration or earlier termination of this Lease and the same prevents the occupancy of the Building then, at Landlord’s election, (i) this Lease shall be deemed renewed with respect to the portion of the Building that cannot be occupied for a term commencing on the expiration or earlier termination of this Lease and ending on the date the clean-up procedure preventing the occupancy is anticipated to be completed; or (ii) Tenant shall be deemed to have impermissibly held over with respect to the portion of the Building that cannot be occupied (and Article 16 of this Lease shall apply with full force and effect) and Landlord shall be entitled to all damages directly or indirectly incurred, including, without limitation, damages occasioned by the inability to relet with respect to the portion of the Building that cannot be occupied or a reduction of the fair market or rental value of the Premises and/or the Building.

5.2.6 Tenant’s Duty to Notify Landlord Regarding Releases. Tenant agrees to promptly notify Landlord of any Release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any Release of Hazardous Materials caused by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant, at Tenant’s sole cost and expense, to immediately take all reasonable steps Landlord reasonably deems necessary or appropriate to remediate such Release to a condition required for office and laboratory use. Tenant will, upon the request of Landlord at any time during which Landlord has actual reason to believe that Tenant is not in compliance with this Section 5.2 (and in any event no earlier than sixty (60) days and no later than thirty (30) days prior to the expiration of this Lease), cause to be performed an environmental audit of the Premises at Tenant’s expense by an established environmental consulting firm reasonably acceptable to Landlord. In the event the audit provides that Corrective Action is required then Tenant shall immediately perform the same at its sole cost and expense.

5.2.7 Tenant’s Environmental Indemnity. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, partners, subpartners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project introduced by Tenant or any of Tenant’s Parties during the Term of this Lease, including arising from or caused in whole or in part, directly or indirectly, by (i) the presence in, on, under or about the Premises and the Affected Areas, of any Hazardous Materials introduced by Tenant or a Tenant’s Party; (ii) Tenant’s or a Tenant’s Party’s actual, proposed or threatened use, treatment, storage, transportation, holding, existence, disposition, manufacturing, control, management, abatement, removal, handling, transfer, generation or Release (past, present or threatened) of Hazardous Materials to, in, on, under, about or from the Premises and the Affected Areas; (iii) any past, present or threatened non-compliance or violations of any Environmental Laws by Tenant or a Tenant’s Party in connection with Tenant use of the Premises and/or the Affected Areas; (iv) personal injury claims on account of Hazardous Materials introduced by Tenant or a Tenant’s Party; (v) the payment of any environmental liens, or the disposition, recording, or filing or threatened disposition, recording or filing of any environmental lien encumbering or otherwise affecting the Premises and/or the Affected Areas on account of Hazardous Materials introduced by Tenant or a Tenant’s Party; (vi) diminution in the value of the Premises and/or the Project on account of Hazardous Materials introduced by Tenant or a Tenant’s Party; (vii) damages for the loss or restriction of use of the Premises and/or the Project, including prospective rent, lost profits and business opportunities on account of Hazardous Materials introduced by Tenant or a Tenant’s Party; (viii) sums paid in settlement of claims on account of Hazardous Materials introduced by Tenant or a Tenant’s Party; (ix) the cost of any investigation of site conditions on account of Hazardous Materials introduced by Tenant or a Tenant’s Party; and (x) the cost of any repair, clean-up or remediation ordered by any governmental or quasi-governmental agency or body or otherwise deemed necessary in Landlord’s reasonable judgment on account of Hazardous Materials introduced by Tenant or a Tenant’s Party. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises, the Building and/or the Project, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith to return the Premises, the Building and/or the Project to the condition permitting office and lab use. The provisions of this Section 5.2.7 will survive the expiration or earlier termination of this Lease.

5.2.8 Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that as of the date hereof (i) Tenant has not been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or resulted from Tenant’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority).

5.2.9 Limitations on Tenant’s Obligations. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no liability in connection with any Hazardous Materials (i) in existence on the Premises, Building or Project prior to the applicable Lease Commencement Date or brought or introduced onto the Premises, Building or Project after the applicable Lease Commencement Date by any party other than Tenant or a Tenant’s Party or (ii) which may migrate into the Premises, Building or Project from outside of the Project through no fault of Tenant or any of Tenant’s Parties (the “Excluded Matters”). Landlord represents and warrants to Tenant that to Landlord’s actual knowledge and except as provided in that certain Phase I Environmental Site Assessment prepared by Partner Engineering and Sciences, Inc. dated November 7, 2019 (the “Phase I Report”), the Premises, the Building, and the Project are free of all Hazardous Materials. The Premises, the Building and the Project has not been occupied since that date of the Phase I Report. It being acknowledged, that Landlord shall, at its sole cost and expense (without inclusion as an Operating Expense), be responsible for any restoration, remediation or other corrective actions required or occasioned by any Excluded Matters.

5.3 Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will the Premises be damaged by any exhaust from Tenant’s operations. Landlord and Tenant therefore agree that Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises (except through a ventilation system installed under the Work Letter or otherwise in a manner that is adequate, suitable and appropriate to vent the Premises).

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall, as part of Operating Expenses, provide the following services at all times on all days during the Lease Term, unless otherwise stated below.

6.1.1 Landlord shall provide heating and air conditioning (“HVAC”) capacity to the Premises for normal office and lab use.

6.1.2 Landlord shall provide adequate electrical wiring and facilities for power for the Premises. Landlord shall designate the electricity utility provider from time to time.

6.1.3 Landlord shall provide automatic passenger elevator service at all times.

6.1.4 Landlord shall provide water in the Building and the Premises for lavatory, drinking, laboratory and landscaping purposes.

6.2 Overstandard Tenant Use. Tenant shall not overload the Systems and Equipment serving the Building.

6.3 Utilities. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water (provided that the cost of any capital repairs or replacements shall be amortized over their useful life, with Tenant responsible for each annual portion as so amortized), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon.

6.4 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including, but not limited to, any central plant or other lab system, telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property (including scientific research and any intellectual property) or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding anything to the contrary in this Lease, if by reason of the negligence or willful misconduct of Landlord or the Landlord Parties, the provision of HVAC, other utilities or services or access to all or a portion of the Premises is interrupted for more than five (5) consecutive days following written notice to Landlord including on account of any Construction undertaken by Landlord pursuant to Section 24.30 below (and except to the extent that such failure is caused by any action or inaction of Tenant), then Tenant’s Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (or, to the extent that less than all of the Premises are affected, a proportionate amount thereof based on the space not able to be used (and not used) by Tenant) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord is diligently pursuing the restoration of such HVAC and other utilities and services and Landlord continuously until such restoration is complete provides substitute HVAC and other utilities and services reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Uses and the interruption does not exceed for more than five (5) consecutive days following Tenant’s written notice to Landlord, then neither Base Rent nor Operating Expenses shall be abated. Notwithstanding the foregoing, in the event the interruption prevents Tenant from using any portions of laboratory portions of the Premises and Tenant does not use such affected portions of the Premises during such interruption, then the same shall be treated as an interruption of the entire Premises.

6.5 Additional Services. Landlord shall also have the non-exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing and additional repairs and maintenance, provided that Tenant shall pay to Landlord within thirty (30) business days after billing and as Additional Rent hereunder, the sum of all costs to Landlord of such additional services.

6.6 Janitorial Service. Landlord shall not be obligated to provide any janitorial services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises, and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Lab space within Premises in a first-class manner consistent with the first-class nature of the Building and Project. Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord, such approval not to be unreasonably withheld, conditioned or delay. Tenant shall deposit trash as reasonably required in the area designated by Landlord from time to time. Landlord shall provide a dumpster and/or compactor at the loading dock for Tenant’s use for disposal of non-hazardous/non-controlled substances (and shall arrange for the regular removal of such trash from the dumpster and/or compactor). Subject to the provisions of Section 22 of this Lease, Landlord shall have the right to inspect the Premises. In the event Tenant shall fail to provide any of the services described in this Section 6.6 to be performed by Tenant within thirty (30) days after notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant within thirty (30) days of receipt by Tenant of a written statement of cost from Landlord.

6.7 Energy Statements. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord upon request any invoices or statements for such utilities, any other utility usage information reasonably requested by Landlord, and an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year, in each case, only to the extent that such information is in Tenant’s actual possession or control. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least two (2) years. Tenant acknowledges that any utility information for the Premises may be shared with third parties, including Landlord’s consultants and governmental authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers.

ARTICLE 7

REPAIRS

7.1 Tenant’s Obligations.

7.1.1 General. Subject to Landlord’s obligations in Sections 7.2 and 11.1 below, throughout the Lease Term, Tenant shall, Tenant shall, at Tenant’s sole cost and expense, maintain and repair to the Management Standard, all portions of the Premises in accordance with the following provisions of this Article 7.1 (reasonable wear and tear, damage by casualty, condemnation, damage by Landlord or any Landlord Party, and repairs which are specifically made the responsibility of Landlord hereunder excepted). For purposes of this Lease, the portions of the Building and Premises to be so maintained and repaired by Tenant and Tenant’s in-house facilities management department (collectively, the “Facilities Team”) shall include, without limitation, all of the systems (“Building Systems”) set forth in Exhibit I. Tenant, at its sole cost and expense, shall also maintain and keep the sidewalks, landscaping, parking areas, curbs, roads, driveways, lighting standards, landscaping, sewers, water, gas and electrical distribution systems and facilities, drainage facilities, and all signs, both illuminated and non-illuminated, in good condition (reasonable wear and tear, damage by casualty, condemnation, damage by Landlord or any Landlord Party, and repairs which are specifically made the responsibility of Landlord hereunder excepted) (collectively, “Tenant Maintenance Responsibilities”).

7.1.2 Management Standards.

7.1.2.1 Professional Maintenance. Tenant shall perform the Tenant Maintenance Responsibilities in a manner generally consistent with the standards followed by other first-class owners and management companies that are managing comparable buildings in the Market Area (reasonable wear and tear, damage by casualty, condemnation, damage by Landlord or any Landlord Party, and repairs which are specifically made the responsibility of Landlord hereunder excepted) (the “Management Standard”).

7.1.2.2 Service Agreements. To the extent required to perform the Tenant Maintenance Responsibilities, Tenant shall enter into service, repair and maintenance agreements (collectively, the “Service Agreements”) with providers as required under Exhibit H of this Lease. With respect to such Service Agreements, Tenant shall provide Landlord with the name of the particular vendor, and the scope of work for which such vendor is retained, and Landlord shall have the reasonable right to approve or disapprove of the such vendor and such scope of work within five (5) business days after receiving the same from Tenant (Landlord’s approval not to be unreasonably withheld, conditioned or delayed), provided, however, that Landlord’s failure to respond during such period shall be deemed Landlord’s approval thereof.

7.1.3 Records and Reports and Meeting Requirements.

7.1.3.1 Annual Management Reports. Upon request from Landlord (but not more than twice per calendar year), Tenant shall provide Landlord with such commercially reasonable requested information in connection with the maintenance of the Building and the Premises.

7.1.3.2 Landlord’s Ownership of Records. All plans and specifications of the Building maintained by Tenant and/or any improvements, and any warranties and guaranties and operating manuals relating to the Building and/or Premises, but specifically excluding Tenant’s equipment (collectively, the “Building Documents”) shall become the property of Landlord, and such documents (but Tenant may retain copies thereof) shall be delivered (whether physically or electronically) to Landlord upon the expiration or earlier termination of the Lease Term, to the extent not previously delivered or made available to Landlord.

7.1.3.3 Meeting Requirements. At the written request of either Landlord or Tenant (a “MM Request”), each party shall arrange to meet and confer with the other (at a mutually reasonable and convenient time and location in Massachusetts), as to the status of the maintenance and repair required to be performed under this Lease and to (i) conduct a full inspection of the condition of the Premises including the Building structure and Building systems, (ii) review and discuss the Service Agreements, and (iii) review and discuss Tenant’s and Landlord’s obligations as set forth under this Lease (each, a “Maintenance Meeting”); provided, however, in no event shall Landlord or Tenant be required to participate in more than one such Maintenance Meeting in any calendar quarter throughout the Lease Term, unless such a Maintenance Meeting is required in connection with an emergency situation or event. In connection with, and in advance of, any such Maintenance Meeting, to the extent Landlord’s MM Request included a request for maintenance and repair reports, documents and back-up materials, Tenant shall promptly deliver any maintenance and repair reports, documents and back-up materials related to the maintenance and repair required to be performed by Tenant under the Lease, to the extent the same are regularly and customarily generated and maintained by, and in the possession of, its Facilities Team (collectively, the “M&R Reports”).

7.1.3.4 Books and Records. Tenant shall maintain complete, detailed and accurate records, books and accounts of all funds disbursed in connection with Tenant’s obligations under this Article 7 (excepting salary disbursements internal to Tenant), including all M&R Reports. Tenant agrees to keep all of the aforementioned documents (collectively, the “Books and Records”) safe, available and separable from any record not having to do with the Building (and Tenant may, but shall have no obligation to, maintain such records electronically). Tenant shall not dispose of any such Books or Records until the same are at least three (3) years old.

7.1.4 Tenant’s Risk Management Obligations. Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged material accidents known to Tenant and/or all material claims for damages relating to the Premises known to Tenant, including any material damage or destruction to the Premises.

7.1.5 Repair, Maintenance and Testing.

7.1.5.1 Tenant’s Repair and Maintenance Obligations. Tenant shall, at Tenant’s sole cost and expense maintain and repair, in good repair and in a first-class condition, and pursuant to the specifications set forth in Exhibit H attached hereto (reasonable wear and tear, damage by casualty, condemnation, damage by Landlord or any Landlord Party, and repairs which are specifically made the responsibility of Landlord hereunder excepted), those portions of the Premises (inclusive of improvements) which are Tenant Maintenance Responsibilities. Tenant shall comply with all applicable laws in connection with the Tenant Maintenance Responsibilities. At Landlord’s option, if Tenant fails to comply with its obligations, as required in this Article 7, Landlord may, after written notice to Tenant, and after affording Tenant a reasonable time period within which to conduct such repair or improvement, and after providing Tenant a second notice setting forth Landlord’s intention to engage in self-help (except in the event of an emergency, in which case no notice to Tenant shall be required), but need not, perform such obligations, and Tenant shall pay Landlord the actual reasonable costs incurred by Landlord in connection therewith within thirty (30) days of an invoice from Landlord (accompanied by reasonable supporting documentation).

7.1.5.2 Tenant’s Testing Obligations. Tenant shall operate, maintain, and test the Building Systems, to the extent related to the Tenant Maintenance Responsibilities in a manner consistent with the Management Standard. Tenant shall conduct such testing and maintenance in accordance with applicable laws.

7.1.6 Capital Expenditures. If any capital repairs, replacements or expenditures are required by Tenant’s Maintenance Obligations, then the cost of such repairs, replacements or expenditures shall be subject to Landlord’s reasonable approval and shall be paid by Landlord (and included as an Operating Expense subject to Section 4.2.3(x)). Tenant shall provide written notice to Landlord in the event that it becomes aware that any such capital repairs, replacements or expenditures are required during the Lease Term; provided that if Tenant is able to keep the Premises and the Building in good condition, repair and working order (reasonable wear and tear, damage by casualty, condemnation, damage by Landlord or any Landlord Party, and repairs which are specifically made the responsibility of Landlord hereunder excepted) without capital repairs or replacements during the last three (3) years of the Lease Term, then Tenant shall not be obligated to make capital repairs or replacement during such time; provided, further, however, that Landlord shall have the right to perform such capital repair or replacement and, in such event, Tenant shall only be obligated to pay the amortized cost of the same (amortized over the useful life of such capital item in accordance with Section 4.2.3(x)above).

7.1.7 Tenant’s Responsibilities Upon Termination of Management of the Project. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall forthwith, without necessity of demand or notice, deliver the following to Landlord, or Landlord’s appointed agent on the effective date of expiration or termination (except to the extent that any such item has already been delivered to Landlord).

7.1.7.1 Copies of the Books and Records for the most recent full calendar year and any subsequent partial calendar year.

7.1.7.2 Any third party warranties, guaranties and operating manuals in Tenant’s possession relating to the improvements in the Project and the Building Systems.

7.1.7.3 All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, electrical utility provider rooms or areas, rooftop access points, and other areas which would traditionally be characterized as common areas.

7.1.7.4 The obligation of Tenant to deliver the foregoing shall survive the termination of the Lease.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 below, Landlord, at its sole cost and expense (and not as an operating expense) shall repair, maintain and replace the structural portions of the Building (including the roof, floor and ceiling slabs, exterior walls, structural columns and load bearing walls, building façade, utility lines serving the building (to the extent not the responsibility of the utility company), and the foundation of the Building); provided, however, to the extent such maintenance, repairs or repairs are caused by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as Additional Rent, the reasonable cost of such maintenance and repairs. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section 7.2 of which Tenant becomes aware. Landlord shall not be in default for any failure to make any such repairs, unless such failure shall persist for 30 days after Tenant’s written notice (or, if earlier, after Landlord otherwise had notice or should have been aware) of the need for such repairs. Except as otherwise provided herein, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein; provided that Landlord does not interrupt any building services or utilities and provides Tenant reasonable advance notice.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may adversely affect the structural components of the Building or the Systems and Equipment in more than a de minimis manner (e.g., the mere tying into Systems shall not be subject to the sole discretion standard) or which can be seen from outside the Building. Tenant shall pay (i) for Alterations performed by Tenant, Landlord’s reasonable third-party costs incurred in connection with reviewing such Alterations, and (ii) for Alterations for which Tenant has engaged Landlord to supervise and Landlord’s contractors to perform, a supervision fee of two and one-half percent (2.5%) of the total cost of such Alteration (for the avoidance of doubt, the foregoing supervisory fee shall not be due or payable in connection with the Tenant Improvements and the Vivarium improvements and no supervisory fee shall be due or payable in connection with any capital improvements performed by Landlord). Notwithstanding the foregoing, no Landlord approval shall be required (provided advance notice shall be provided to Landlord) for (a) installation, removal or realignment of furniture systems not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to the Systems, (b) Alterations which could not reasonably be expected to affect the structural components of the Building or the Systems and Equipment and which cost less than $150,000 for any one (1) job and no more than $300,000 in the aggregate in any calendar year during the Lease Term (excluding any costs for painting, carpeting, and similar purely cosmetic work), (c) Alterations which do not require a building permit, and (d) merely cosmetic work (such as painting and carpeting). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises, the requirement that Tenant to utilize only contractors, mechanics and materialmen approved by Landlord, such approval not to be unreasonably withheld. Tenant shall construct such Alterations and perform such repairs in compliance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, and issued by the city in which the Building is located. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Tenant shall cause all Alterations to be performed in such manner as not to obstruct the business of Landlord or interfere with the labor force working at the Project. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk”

insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof. Landlord may, in its discretion, require Tenant to obtain payment and performance bonds naming Landlord as a co-obligee and obtain and record a Statutory Lien Bond pursuant to Massachusetts General Laws, Chapter 254, Section 12 or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee, for any Alterations costing in excess of $500,000. Upon completion of any Alterations, Tenant shall (i) cause, if applicable, a Notice of Substantial Completion pursuant to Massachusetts General Laws, Chapter 254, Section 2A to be executed by Tenant and its contractor and recorded with the Middlesex South District registry of Deeds and filed with the South Registry District of Middlesex County, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials (except that lien waivers shall not be required for those holding contracts or otherwise performing work in connection therewith valued at less than $35,000 in the aggregate per contractor/vendor).

8.3 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises (including, but not limited to, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits), shall be at the sole cost of Tenant. Upon the expiration or early termination of the Lease Term, at Landlord’s election in its sole discretion, such Alterations, improvements, fixtures and/or equipment, or any of them, shall become the property of Landlord, except that Tenant shall retain ownership and be entitled to remove all fixtures and equipment paid for by Tenant’s own funds provided that Tenant repairs any damage to the Premises caused by such removal. Furthermore, Landlord may, at the time of its approval of any such Alteration requested, require that Tenant remove such Alterations, improvements, fixtures and/or equipment, or any of them, upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair by the end of the Lease Term, Landlord may do so and may charge the cost thereof to Tenant. Notwithstanding any other provision of this Article 8 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

8.4 Wi-Fi Network. Without limiting the generality of the foregoing, if Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.4 (in addition to the other provisions of this Article 8). In the event Tenant installs such Wi-Fi Network, Tenant may, but shall not be obligated to, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. In the event that Tenant leaves the Wi-Fi Network at the expiration or earlier termination of the Lease Term, Tenant shall leave any Wi-Fi Network cabling clearly labeled. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to the Building or Project, including without limitation, Building or Project systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant (other than that performed by Landlord), and, in case of any such lien attaching or notice of any lien, any Tenant shall take all actions required by Landlord’s title insurance company such that said title insurance company shall remove or “insure over” any such lien or notice of contract with respect to any title insurance policies issued to Landlord or Landlord’s lender(s) with respect to the Project, except in case of a Notice of Contract pursuant to Massachusetts General Laws Chapter 254, Sections 2, 2C, 2D or 4, which Landlord acknowledges contractors have, subject to the terms and conditions of such laws, a right to file, Tenant shall cause a Notice of Substantial Completion to be filed upon completion of the work. If any such action has not been taken by Tenant within fifteen (15) business days after Landlord notified Tenant of the existence of such lien or notice, then Landlord may, at its option, take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant; provided, however, Tenant shall have the right, but not the obligation, to contest the validity of any such lien provided that Tenant deposits with Landlord such security as Landlord shall reasonably demand to ensure the payment of the lien claim. In the event that Tenant leases or finances the acquisition of equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in within the Premises. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of

Landlord or against equipment that may be located other than within Premises leased by Tenant, Tenant shall, within fifteen (15) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord and the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof on account of such damage or injury, which damage or injury is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the willful misconduct or negligence of Landlord or any Landlord Party. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant; provided, however, that the terms of the foregoing indemnity shall not apply to (i) the negligence or willful misconduct of Landlord or any Landlord Party, and (ii) Tenant’s indemnity obligations shall not extend to loss of business, loss of profits or other consequential damages which may be suffered by Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to events occurring during the Term. Notwithstanding anything in this Lease to the contrary but subject to Landlord’s indemnity obligations in Section 10.7 below, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research resulting from such damage, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, malfunctioning lab systems including any malfunction of the central plant systems, roof leaks or stoppages of lines). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described above.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all commercially reasonable insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all applicable rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts:

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 above, (and liquor liability coverage if alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and	$10,000,000 each occurrence
Property Damage Liability	$10,000,000 annual aggregate
Personal Injury Liability	$10,000,000 each occurrence
$10,000,000 annual aggregate

10.3.2 Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises (provided, however, Landlord will be responsible, at its cost and expense, for carrying builder’s risk insurance for the work under the Tenant Work Letter). Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement and sprinkler leakage coverage.

10.3.3 Workers’ compensation insurance as required by law.

10.3.4 Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5 Tenant shall carry commercial automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6 Environmental Liability insurance (in form and substance satisfactory to Landlord) with limits of coverage not less than Five Million Dollars ($5,000,000.00) combined per occurrence and in the aggregate insuring against any and all liability for which Tenant is responsible for under the express terms of this Lease with respect to the Premises and all areas appurtenant thereto arising out of any death or injury to any person, damage or destruction of any property, other loss, cost or expense resulting from any release, spill, leak or other contamination of the Premises, or any other property surrounding the Premises attributable to the presence of Hazardous Materials. If, at any time it reasonably appears to Landlord that Tenant is not maintaining sufficient insurance or other means of financial capacity to enable Tenant to fulfill its obligations to Landlord hereunder, whether or not then accrued, liquidated, conditional or contingent, Tenant shall procure and thereafter maintain in full force and effect such insurance or other form of financial assurance, in form and substance reasonably acceptable to Landlord and from companies having a rating of not less than A–/VII in Best’s Insurance Guide, as Landlord may from time to time reasonably request. Without limiting the generality of the foregoing, all such environmental liability insurance shall specifically insure the performance by Tenant of the indemnity provisions set forth in this Lease.

10.3.7 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies in writing to Tenant, as an additional insured with respect to the commercial general liability insurance; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 above; (iii) be issued by an insurance company having a rating of not less than A–/VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and authorized to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord (provided Tenant will not be in default if the insurance company refuses to provide such assurance); (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1, 10.3.2 and 10.3.4 above, have deductible amounts not exceeding One Hundred Thousand Dollars ($100,000.00). Tenant shall deliver certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such certificates and endorsements, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within thirty (30) days after delivery of bills therefor.

10.4 Waiver of Subrogation. Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage (or would be entitled, if the policy was obtained and complied with) under any property insurance policies and workers’ compensation insurance policies carried or otherwise required to be carried by this Lease; provided, however, that the foregoing waiver shall not apply to the extent of Tenant’s or Landlord’s obligation to pay deductibles under any such policies and this Lease. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors or invitees. The foregoing waiver by Tenant shall also inure to the benefit of Landlord’s management agent for the Building.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, consistent with industry standards.

10.6 Landlord’s Insurance. During the Lease Term, Landlord, as part of Operating Expenses, shall maintain property insurance covering the Project (excluding the property which Tenant is obligated to insure pursuant to the terms hereof) in the amount of the full replacement cost thereof. Such policy shall provide protection against “all risk of physical loss”. Such insurance shall be in such amounts and with such deductibles as Landlord reasonably deems appropriate but consistent with the insurance generally maintained by other institutional owners of comparable buildings in the Market Area (as defined in Rider 1 attached hereto). Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as Landlord or Landlord’s mortgagees or deed of trust beneficiaries may reasonably determine prudent; provided that the same is consistent with the insurance generally maintained by institutional owners of comparable buildings in the Market Area. Notwithstanding any contribution by Tenant to the cost of insurance as provided in this Lease, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies maintained by Landlord (other than Landlord’s commercial general liability insurance with respect to claims pursuant to which Tenant is entitled to such insurance proceeds) and will not be named as an additional insured thereunder.

10.7 Landlord Indemnification. Landlord shall indemnify, defend, protect, and hold harmless Tenant and the Tenant’s Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from (1) the negligence or misconduct of Landlord or the Landlord Parties in, on or about the Project, (2) any breach of any representation or warranty contained herein, (3) the use, generation, storage, treatment, or the disposal or other release of any Hazardous Materials by Landlord or any Landlord Party or otherwise relating to the Excluded Matters, or (4) any violation by Landlord of any law applicable to the Project; provided, however, that (i) the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Tenant or the Tenant’s Parties and (ii) Landlord’s indemnity obligations shall not extend to loss of business, loss of profits or other consequential damages which may be suffered by Tenant. The provisions of this Section 10.7 shall survive the expiration or sooner termination of this Lease.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. Landlord shall notify Tenant within sixty (60) days after its discovery of any damage to the Building or any areas of the Project as to the amount of time Landlord reasonably estimates it will take to restore the Project or portion thereof, as applicable (the “Restoration Period”). If the Building or any areas of the Project shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Project and the base, shell, and core of the Premises. Such restoration shall be to substantially the same condition prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project and/or the Building. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease (to the extent the same is for items Landlord is required to repair), and Landlord shall repair any damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition prior to such damage; provided that if the costs of such repair of such tenant improvements and Alterations by Landlord exceeds the amount of insurance proceeds received by Landlord therefor from Tenant’s insurance carrier, as assigned by Tenant, the excess costs of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage (or, at Tenant’s election, the repair shall be reduced so as not to exceed the proceeds). In connection with such repairs and replacements of any such tenant improvements and Alterations, Tenant shall, prior to Landlord’s commencement of such improvement work, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Tenant’s access to the Premises (or the restoration activities interfere therewith), and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding Section 11.1 above to the contrary, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be substantially completed within two hundred seventy (270) days after the date of such damage (when such repairs are made without the payment of overtime or other premiums) (the “Maximum Restoration Period”); (ii) the holder of any mortgage on the Project and/or the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last year of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord or Tenant shall have the option to terminate this Lease by giving written notice to the other of the exercise of such option within thirty (30) days after such damage, in which event this Lease shall cease and terminate as of the date of such notice. In the event Landlord’s estimate notice indicates that the Restoration Period for damage or destruction to the Building or portion of the Property is expected to exceed the Maximum Restoration Period, then Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days following the date Tenant receives Landlord’s restoration estimate notice. If the repair or restoration of the Premises and Project is not substantially complete at the end of the Maximum Restoration Period, then Tenant may elect to terminate the Lease by at least thirty (30) days prior written notice to Landlord given within thirty (30) days following expiration of the Maximum Restoration Period; provided that such termination notice shall be null and void if Landlord substantially completes the restoration within such thirty (30) day period. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned (based on the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof) up to such date of termination, and both parties hereto shall thereafter be discharged of all further obligations under this Lease, except for those obligations which expressly survive the expiration or earlier termination of the Lease Term. In the event of any termination of this Lease as a result of a casualty, Tenant shall be entitled to all insurance proceeds relating to Alterations or improvements to the extent paid by Tenant.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any material part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, and the taking would either prevent or materially interfere with Tenant’s use of, or access to, the Premises (as determined by Tenant, in Tenant’s reasonable judgment), then upon written notice by Landlord or Tenant this Lease shall terminate and all rent shall be apportioned as of said date. In the event a taking affects Tenant’s reasonable access to the Premises, more than 10% of the Premises (whether or not it interferes with Tenant’s use of the Premises), or otherwise renders the Premises unsuitable for Tenant’s business in the good faith of Tenant, then Tenant may terminate this Lease upon written notice to Landlord, in which case this Lease shall terminate and the all rent shall be apportioned as of such date. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, or its ground lessor or mortgagee with respect to the Project, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Project shall be taken, and this Lease shall not be so terminated, then Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstance to their condition prior to such partial taking and the rentable square footage of the Building, the rentable square footage of the Premises, Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated (and also taking into account loss of parking).

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, and agreements hereof without interference by any persons. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of the proposed sublease or assignment document, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof (subject to Landlord executing a reasonable confidentiality agreement), (v) a list of Hazardous Materials, certified by the proposed Transferee to be true and correct, that the proposed Transferee intends to use or store in the Subject Space, and (vi) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord Two Thousand Five Hundred Dollars ($2,500.00) to reimburse Landlord for its review, processing, and legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer on the terms specified in the Transfer Notice and shall grant or deny its consent within fifteen (15) days following request therefor. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (x) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (y) Landlord may withhold its consent to a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that would cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested; or

14.2.5 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) is negotiating with Landlord to lease space in the Project at such time, or (ii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice for space in the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 below), Tenant may within six (6) months after Landlord’s consent, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. “Transfer Premium” shall mean all rent and additional rent payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting all reasonable expenses incurred by Tenant, including, without limitation, (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), (ii) any reasonable legal costs, advertising costs, or brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”). Transfer Premium shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant for the Transfer of the Lease, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Notwithstanding the foregoing and for the avoidance of doubt, there shall be no Transfer Premium in connection with any of the transactions contemplated in Section 14.7.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within ten (10) days after receipt of any Transfer Notice for an assignment or a sublease of the entire Premises, to recapture the Subject Space; provided that with respect to subleases, the foregoing recapture right shall only apply to a proposed subleases with a term for the balance of the then-remaining Lease Term. If Landlord exercises such right of recapture, then Tenant may within ten (10) business days after receipt of Landlord elect to withdraw its Transfer Notice, and in such event the Lease shall continue in full force and effect. If Tenant does not timely elect to withdraw its request, the recapture notice shall terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 above. Notwithstanding the foregoing and for the avoidance of doubt, Landlord shall have no right to recapture in connection with any of the transactions completed in Section 14.7.

14.5 Effect of Transfer. If Landlord consents to a Transfer: (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of the sublease or assignment document; and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Subject to executing Tenant’s standard confidentiality agreement, Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer Premium, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Intentionally Omitted

14.7 Affiliated Companies/Restructuring of Business Organization. Neither (A) the Transfer by Tenant of all or any portion of this Lease or the Premises to (i) a parent, subsidiary, or affiliate of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant in one or a series of transactions, or (iv) a successor entity to Tenant resulting from merger, consolidation, non-bankruptcy reorganization, or governmental action (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”), nor (B) any transfer of the stock or other beneficial interests of Tenant, shall be deemed a Transfer under this Article 14, provided that:

14.7.1 Any such Affiliate was not formed, nor was such financing intended, as a subterfuge to avoid the obligations of this Article 14;

14.7.2 Tenant gives Landlord prior written notice of any such assignment, sublease, financing or public offering, unless precluded by non-disclosure obligations, including, without limitation, securities laws or regulations or other confidentiality restrictions, in which case Tenant shall notify Landlord promptly thereafter;

14.7.3 Any such Affiliate has, following the effective date of any such assignment, sublease, financing or public offering, a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles, which is equal to or greater than Tenant as of the date prior to the Transfer;

14.7.4 In the case of an assignment or sublease, any such Affiliate shall assume, in a written document delivered to Landlord upon or prior to the effective date of such assignment or sublease (unless precluded by non-disclosure obligations, in which case Tenant shall provide to Landlord as soon as possible thereafter), all the obligations of Tenant under this Lease, and any such Affiliate sublessee shall acknowledge, in a written document delivered to Landlord upon or prior to the effective date of such sublease, that its rights are subordinate to this Lease and that it agrees not to violate any provision of this Lease; and

14.7.5 To the extent Tenant remains in existence, Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

Landlord shall not be entitled to any Transfer Premium or right of recapture in connection with any Transaction pursuant to this Section 14.7

The original Tenant executing this Lease is referred to herein as the “Original Tenant.” An Affiliate that is a successor of Original Tenant’s entire interest in this Lease may be referred to as an “Affiliate Assignee.”

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF PERSONAL PROPERTY

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear, casualty loss and condemnation, damage by Landlord or any Landlord Party, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Tenant’s restoration obligations may also include satisfying Landlord’s commercially reasonable procedures regarding the cleaning of any lab systems and sealing any connection points of any such lab systems to the Premises, all at Tenant’s sole cost and expense; provided that Landlord has provided the requirement for such procedures at least one hundred twenty (120) days prior to Tenant’s surrender of the Premises. Prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey to the extent such recognized environmental conditions were caused by Tenant or the Tenant’s Parties and compliance with any recommendations set forth in the Exit Survey to the extent relating to recognized environmental conditions caused by Tenant or the Tenant’s Parties. Tenant shall, upon the expiration or earlier termination of this Lease, furnish to Landlord evidence that Tenant has closed all governmental permits and licenses, if any, issued in connection with Tenant’s or Tenant’s Parties’ activities at the Premises. Upon such expiration or termination of this Lease, Tenant may, but shall not be obligated to, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), and Tenant shall label the same if not removed. Tenant shall remove all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Tenant’s obligations under this Section 15.2 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate (prorated on a daily basis) equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such tenancy at sufferance shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall, to the extent permitted by applicable law, protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, commencing on the date that is sixty (60) days following such holdover, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in a commercially customary form as may be reasonably required by any existing or prospective mortgagee or purchaser of the Project (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or Landlord’s prospective mortgagees. Failure of Tenant to timely execute and deliver or dispute such estoppel certificate shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease. Within ten (10) business days following a request in writing by Tenant, Landlord shall execute and deliver to Tenant an estoppel certificate, which, as submitted by Tenant, shall be in the form as may be reasonably required by any prospective lender, investor, assignee, or subtenant, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Tenant or Tenant’s prospective lenders, investors, assignees, or subtenants. Any such statement may be relied upon by any prospective lender, investor, assignee or subtenant. Upon request from time to time (but no more often than once per calendar year unless required in connection with a recapitalization, financing or refinancing, or sale of the Project), Tenant agrees to provide to Landlord, within fifteen (15) business days after Landlord’s delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request, certified as materially accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement, all of which shall be treated by Landlord as confidential information belonging to Tenant and shall be subject to Landlord entering into a reasonable form of non-disclosure agreement.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease, require in writing that this Lease be superior thereto; provided, however, in all cases, so long as there is no default under this Lease (beyond any applicable notice and cure periods), Tenant’s right to possession of the Premises in accordance with the terms of this Lease shall not be disturbed by any such ground lessor or holder of a mortgage/deed of trust and their successors (including purchases at a foreclosure) and Tenant’s right under this Lease shall be recognized by such ground lessor or holder and their successors (including purchasers at a foreclosure). Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within fifteen (15) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, or ground leases, provided that any such instruments contain commercially reasonable non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises in accordance with the terms of this Lease and that Tenant’s rights under this Lease shall be recognized by such ground lessor or holder and their successors (including purchasers at a foreclosure). Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. As of the date of this Lease, Landlord represents and warrants to Tenant that there is no existing mortgage, trust deeds, or ground lease encumbering the Project (or any portion thereof) other than SBNP SIA Mortgage III LLC. Within ten (10) business days after the full execution of this Lease, Landlord shall obtain and deliver to Tenant a fully executed non-disturbance agreement from the holder of any pre-existing mortgage encumbering the Project (or any portion thereof) in the form attached hereto as Exhibit E. If during the Lease Term, there is a future mortgage, trust deed, or ground lease encumbering all or any portion of the Project, Landlord agrees, as a condition to subordination of this Lease to such mortgage, trust, deed or ground lease, to cause the holder of such mortgage or trust deed, or ground lessor of such ground lease to enter into a commercially reasonable form of subordination, non-disturbance and attornment agreement with Tenant with respect to this Lease, the form of which shall be a commercially reasonable form provided by the mortgagee, trust, deed holder or ground lessor (provided the same recognizes Tenant’s rights under this Lease), incorporating such commercially reasonable modifications requested by Tenant.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent (except as expressly provided herein). The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent, Additional Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after notice that such amounts are past due (provided that Landlord shall have no obligation to give notices more than one (1) time in any 12 month period for regularly scheduled payments);

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant (other than the payment of Rent or Additional Rent) where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible;

19.1.3 Intentionally omitted;

19.1.4 Tenant makes an assignment for the benefit of creditors;

19.1.5 A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

19.1.6 Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, (the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

19.1.7 Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

19.1.8 Intentionally omitted;

19.1.9 Tenant fails to deliver an estoppel certificate in accordance with Article 17 after notice and an additional five (5) business day period to cure same; or

19.1.10 Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Upon the happening and during the continuance of any one or more of the aforementioned defaults beyond the applicable notice and cure periods (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may, without limitation of any other rights and remedies Landlord may have, at law or in equity, as a result of any default of Tenant under this Lease, give to Tenant a notice terminating this Lease on a date specified in such notice of termination (which shall be not less than ten (10) days after the date of the giving such notice of termination), and this Lease and the Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the Lease Expiration Date, and Tenant shall then quit and surrender the Premises to Landlord. Upon a termination of this Lease, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all Alterations thereto; but, in any event under this Section 19.2.1, Tenant shall remain liable as hereinafter provided. The words “re-enter” and “re-entry” as used throughout this Article 19 are not restricted to their technical legal meanings. Landlord shall use commercially reasonable efforts to re-let the Premises following any such termination.

19.2.2 If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re-entry, by or under any proceeding or action or any provision of law by reason of a default hereunder on the part of Tenant beyond the applicable notice and cure periods, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the installments of Base Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner: Amounts received by Landlord after reletting shall first be applied against such Landlord’s reasonable re-letting expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery shall not in any way be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such reletting expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

19.2.3 Landlord may elect, as an alternative, accelerate the Rent payable under this Lease if this Lease is terminated as a result of Tenant’s default beyond the applicable notice and cure periods and have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time following the effective termination date of this Lease under Section 19.2.1 above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article 19, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, using the Federal Reserve discount rate (or equivalent), of the Base Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, using the Federal Reserve discount rate (or equivalent), of the Base Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Term at the fair market value (including provisions regarding periodic increases in Base Rent if such are applicable) prevailing at the time of such notice. For the purposes of this Article 19, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 19.2.3, the total Rent shall be computed by assuming the Landlord’s Operating Expenses, Tax Expenses and Utilities Costs to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination or re-entry. For the avoidance of doubt, Landlord shall not be entitled to double count for any amounts previously paid by Tenant.

19.2.4 Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

19.2.5 In the event of any default beyond the notice and cure periods set forth above, Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses an immediate material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.5 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.5 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the delinquent Rent or in successfully enforcing any rights of Landlord under this Lease or pursuant to law following a Tenant default, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Sublessees of Tenant. If Landlord terminates this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted. No waiver by Tenant of any violation or breach by Landlord of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Landlord of the same or any other of the terms, provisions, and covenants herein contained.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or, to the extent permitted by applicable law, by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7 Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other applicable laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

(i) Those acts specified in the Bankruptcy Code or other applicable laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such applicable laws;

(ii) A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

(iii) A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

(iv) The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

ARTICLE 20

LETTER OF CREDIT/SECURITY DEPOSIT

20.1 Delivery of Letter of Credit. Subject to Section 20.9 below, Tenant shall deliver to Landlord, within five (5) business days of Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 20.3 below (the “L-C Amount”), which L-C shall be issued by a money-center, solvent and nationally or regionally recognized bank (a bank which accepts deposits, maintains accounts, which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), and which L-C shall be in the form of Exhibit E attached hereto (or such other form approved by Landlord). Landlord hereby approves First Republic Bank as the Bank. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “drawable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than sixty (60) days after the expiration of the Lease Term as the same may be extended or earlier termination, and Tenant shall deliver a new L-C or certificate or amendment of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord (unless the same automatically renews), without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) a default of Tenant has occurred (beyond any applicable notice, grace, or cure periods) or (B) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (C) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date (each of the foregoing being an “L-C Draw Event”). All amounts drawn will be held as a cash security deposit under Section 20.9. The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) business days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer otherwise acceptable to Landlord in its reasonable discretion and that complies in all respects with the requirements of this Article 20 or deposit cash with Landlord pursuant to Section 20.9. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 20.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to draw the full amount of the L-C and hold it as a cash security deposit per Section 20.9. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s sole and absolute discretion provided if Landlord does not approve, then the security may be posted in cash as set forth in Section 20.9, following which Landlord will promptly return the L-C to Tenant.

20.2 Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event under Section 20.1(A) or (B) above, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

20.3 L-C Amount; Maintenance of L-C by Tenant; Liquidated Damages.

20.3.1 L-C Amount. The initial L-C Amount shall be equal to the amount set forth in Section 10 of the Summary.

20.3.2 Reduction of L-C Amount. To the extent that Tenant is not in default under this Lease (beyond the applicable notice and cure period set forth in this Lease) (the “LC Reduction Contingency”), the L-C Amount shall be reduced as follows:

Date of Reduction	L-C Amount
24th Month Anniversary of Lease Commencement Date	$1,917,759.40

Notwithstanding anything to the contrary set forth in this Section 20.3.2, in no event shall the L-C Amount as set forth above decrease during any period in which Tenant is in default under this Lease and/or in the event the LC Reduction Contingency is not satisfied, but such decrease shall take place retroactively after such default is cured and/or after the LC Reduction Contingency is satisfied, provided that no such decrease shall thereafter take effect in the event this Lease is terminated early due to such default by Tenant.

20.3.3 In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit (or cash security to be held pursuant to Section 20.9) in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 20, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 20.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than ten (10) business days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. As an express condition to Tenant’s right to extend the Term of this Lease pursuant to the Extension Option Rider, Tenant shall, not later than thirty (30) days prior to the commencement of the Option Term, deliver to Landlord a new L-C or certificate or amendment of renewal or extension evidencing the L-C Expiration Date as thirty (30) days after the expiration of the Option Term unless the L-C automatically renews (the “Extension Option L-C Condition”). However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 20, Landlord shall have the right to present the L-C to the Bank in accordance with the terms of this Article 20, and the proceeds of the L-C shall be held as a cash security deposit under Security 20.9 and may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease which continues beyond applicable notice and cure periods. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall be held as a cash security deposit under Section 20.9 and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

20.3.4 Intentionally Omitted.

20.4 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, that purchases the Project and becomes the Landlord under the Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of an invoice from Landlord therefor.

20.5 L-C Not a Security Deposit. Tenant hereby irrevocably waives and relinquishes the provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 20 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease to which Landlord is entitled under the Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease to which Landlord is entitled under the Lease.

20.6 Non-Interference by Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

20.7 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

20.7.1 A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment to Landlord of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s) to Landlord; or

20.7.2 Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

20.8 Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

20.9 Security Deposit. If Tenant does not elect to deposit the L-C, then Tenant shall, concurrent with Tenant’s execution of this Lease, deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults (beyond any applicable notice and cure periods) with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other actual loss or damage caused by Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. The Security Deposit, or any balance thereof, shall be returned to Tenant within sixty (60) days following the expiration of the Lease Term; provided Tenant has cured any outstanding defaults or, if not, Landlord shall return the Security Deposit less amounts required to cure outstanding defaults. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives all provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage to which Landlord is entitled to under the Lease, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant to the extent permitted under the Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings. Notwithstanding anything to the contrary contained in this Article 20 or Section 10 of the Summary, in the event that Tenant, at the expiration of the twenty-fourth (24th) month of the initial Lease Term (“Reduction Date”), is not in default of any of its obligations under this Lease (beyond the expiration of all applicable notice and cure periods) and Landlord has not made any application of the Security Deposit prior to the Reduction Date, Landlord shall reduce the amount of the Security Deposit to an amount equal to One Million Five Hundred Thirty-Four Thousand Two Hundred Seven and 50/100 Dollars ($1,534,207.50) and Landlord shall, within ten (10) days after the Reduction Date, refund to Tenant an amount equal to Seven Hundred Sixty-Seven Thousand One Hundred Three and 70/100 Dollars ($767,103.70).

20.10 Conversion of L-C/Security Deposit. Tenant shall have the right to convert the L-C to a Security Deposit and the Security Deposit to an L-C up to two (2) times in the aggregate during the Lease Term. In the event Tenant initially provides an L-C pursuant to this Article 20, then the providing of such L-C shall not apply to the two (2) time limit. Tenant agrees to pay Landlord’s reasonable attorney’s fees in connection with any such conversion(s).

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way violate with any applicable law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes, changes to the Building’s systems or adding new Building systems, such as life safety system, or changes or additions on account of such governmental measures in effect on the Lease Commencement Date (collectively the “Excluded Changes”); provided, however, to the extent such Excluded Changes are required due to or triggered by Tenant’s improvements or alterations to and/or manner of Tenant’s specific use of the Premises (as opposed to the Permitted Uses generally), Landlord shall perform such work, at Tenant’s cost (which shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor from Landlord). Landlord shall otherwise perform all Excluded Changes at Landlord’s sole cost (and not as an Operating Expense to the extent changes or additions are required to comply with governmental measures in effect on the Lease Commencement Date). The non-applicable judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable advance written notice (at least 24 hours), to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees, the ground lessors, or, during the last 9 months of the Lease Term, prospective tenants; (iii) to post notices of nonresponsibility; or (iv) provided the same does not have an adverse impact on Tenant’s use to enjoyment of the Premises, alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant (provided with respect to emergency situations, notice of such entry shall be made promptly thereafter), in emergency situations and/or to perform janitorial required of Landlord pursuant to this Lease. Any such entries in compliance with this Section shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party (provided, the foregoing proviso shall not apply to loss of profits or other consequential damages). For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. In connection with such accessing of the Premises, Landlord will comply with Tenant’s reasonable written security measures so long as such compliance does not materially impede or delay Landlord’s access to the Premises. Landlord shall in all events use commercially reasonable efforts to minimize any interference with Tenant’s use and enjoyment of, and access to, the Premises in connection with any exercise of rights by Landlord under this Section 22.

ARTICLE 23

PARKING

Throughout the Lease Term, Tenant shall have the exclusive right to use, free of charges, the number of parking spaces set forth in Section 12 of the Summary, which parking spaces constitute the entirety of the parking under the Building and the adjacent surface parking, being all of the parking in the Project. Tenant shall comply with the Parking Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit D and all reasonable modifications and additions thereto which are prescribed from time to time for the orderly operation and use of the Parking Areas by Landlord, and/or Landlord’s Parking Operator (as defined below); provided that such modifications or alterations do not effect Tenant’s use of or access to the Parking Areas. Landlord specifically reserve the right to change the size, configuration, design, layout, of the Parking Areas, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Parking Areas, so long as Tenant retains access to the number of parking spaces set forth in Section 12 of the Summary. Landlord may delegate its responsibilities hereunder to a parking operator (the “Parking Operator”) in which case the Parking Operator shall have all the rights of control attributed hereby to Landlord. Any parking tax or other charges imposed by governmental authorities in connection with the use of such parking shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within thirty (30) days after Landlord’s demand therefor. The parking rights provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel visitors and invitees and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4 Modification of Lease. If Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant shall execute such short form of Lease and to deliver the same to Landlord within fifteen (15) days following the request therefor.

24.5 Transfer of Landlord’s Interest. Landlord has the right to transfer all or any portion of its interest in the Project, the Building and/or in this Lease, and upon any such transfer, Landlord shall automatically be released from all liability under this Lease thereafter accruing and Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer so long as the transferee has assumed all of Landlord’s obligations hereunder. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project and such transferee shall be without personal liability under this Lease beyond its interest in the Project, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Landlord may also assign its interest in this Lease to a mortgage lender as additional security but such assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder. Neither Landlord (beyond its interest in the Project) nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, member, director, officer, employee or agent of Landlord or any of Landlord’s affiliates except as appropriate to serve Landlord. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued for liabilities of Landlord or named as a party in any suit or action for liabilities of Landlord, and service of process shall not be made against any partner or member of Landlord except as may be necessary to serve or secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates. Landlord’s interest in the Project shall include the proceeds therefrom.

24.6 Prohibition Against Recording. Except as provided herein, this Lease shall not be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election. Simultaneously with the execution of this Lease, Landlord and Tenant shall enter into a recordable notice of lease in the form of Exhibit G, which Landlord, at Landlord’s expense, shall then cause to be recorded in the applicable public record(s) within five (5) business days after the execution of this Lease.

24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord, other than the granting of the leasehold and other rights set forth herein. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8 Tenant’s Signs.

24.8.1 General. Tenant shall be entitled, at Tenant’s sole cost and expense and without Landlord’s further approval, to display signage in the interior of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.

24.8.2 Exterior Signage. Subject to this Section 24.8.2, Tenant shall be entitled to install, at its sole cost and expense, exclusive signage on the Building and exterior of the Project (“Signage”). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided that Tenant shall be entitled to a sign including its name, logo and trade dress in the maximize size permitted by applicable zoning codes. In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant subleases more than thirty five percent (35%) of the Premises then Tenant’s right to the Signage shall thereupon terminate and Tenant shall remove such Signage as provided in this Section 24.8.2 below. The rights to the Signage shall be personal to the Original Tenant and its Affiliate Assignees and may not be transferred except in connection with a Transfer of this Lease. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease (or the termination of Tenant’s Signage right as described above), Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the exterior of the Project and shall cause the exterior of the Project to be restored to the condition existing prior to the placement of such Signage. If Tenant fails to remove such Signage and to restore the exterior of the Project as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease (or the termination of Tenant’s Signage as provided above), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) business days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in this Section 24.8.2 above, Tenant may not install any signs on the exterior of the Project. Any signs, window coverings, or blinds (unless the same are located behind the Landlord approved window coverings for the Project), or other items visible from the exterior of the Premises or Project are subject to the prior approval of Landlord, in its sole discretion.

24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14 Landlord Exculpation. Notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord under this Lease (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the ownership interest of Landlord in the Project (including any proceeds thereof).

24.15 Entire Agreement. There are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16 Intentionally Omitted.

24.17 Force Majeure. Any delay due to strikes, lockouts, labor disputes, pandemic or health emergency, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall extend the performance of such party for a period equal to any such delay and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested, (B) delivered by a nationally recognized overnight courier, or (C) delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given five (5) business days following the date it is mailed if Notice is sent pursuant to clause (A), the date overnight courier delivery is made or upon the date personal delivery is made or rejected. If Tenant is notified in writing of the identity and address of Landlord’s mortgagee or ground lessor, Tenant shall give to such mortgagee or ground lessor a copy of any written notice of any default by Landlord under the terms of this Lease which Tenant serves on Landlord, which notice to the mortgagee will be by any of the methods described above, and such mortgagee or ground lessor shall be given a reasonable opportunity to cure such default (not to exceed 30 days from receipt of Tenant’s notice) prior to Tenant’s exercising any remedy available to Tenant.

24.20 Joint and Several. If there is more than one person or entity executing this Lease as Tenant, the obligations imposed upon such persons and entities under this Lease are and shall be joint and several.

24.21 Representations. Tenant warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Project is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

Landlord warrants and represents to Tenant that (a) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Landlord has and is duly qualified to do business in the state in which the Project is located, (c) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Landlord is constituted or to which Landlord a party. In addition, Landlord guarantees, warrants and represents to Tenant that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

24.22 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located, without regard to its principles of conflicts of law.

24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25 Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the “Brokers”), and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Lease other than the Brokers. Landlord shall be responsible for the payment of any commissions owed to the Brokers pursuant to a separate written agreement.

24.26 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT EXCEPT AS EXPRESSLY PROVIDED HEREIN, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. Landlord and Tenant specifically agree that the obligations of Tenant hereunder, including, without limitation, the obligation to pay Base Rent and Additional Rent, and the obligations of Landlord, are independent and not mutually dependent covenants and that the failure of Landlord to perform any obligation hereunder shall not justify or empower Tenant to withhold Rent, except as explicitly provided herein, or to terminate this Lease unless Landlord’s default constitutes a constructive eviction or except as explicitly provided herein. Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable, and accepted commercial practice with respect to the type of property subject to this Lease, and that this Lease is the product of free and informed negotiation during which both Landlord and Tenant were represented by counsel skilled in negotiating and drafting commercial leases in Massachusetts, and that the acknowledgements and agreements contained herein are made with full knowledge of the holding in Wesson v. Leone Enterprises, Inc., 437 Mass. 708 (2002). Such acknowledgements, agreements and waivers by Tenant are a material inducement to Landlord entering into this Lease.

24.27 Building Name and Signage. Landlord shall have the right at any time to change the name of the Project. Tenant shall not use the name of the Project or use pictures or illustrations of the Project in advertising or other publicity (other than to identify its location), without the prior written consent of Landlord.

24.28 Intentionally Omitted.

24.29 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s affiliates, investors, lenders, potential investors, potential lenders, or financial, legal, and space planning consultants. In addition, Tenant may disclose such information without violating this section to the extent that disclosure is reasonably necessary (a) for Tenant to enforce its rights or defend itself under this Lease; (b) for required submissions to any state or federal regulatory body; or (c) for compliance with a valid order of a court or other governmental body having jurisdiction, or any law, statute, or regulation.

Landlord agrees to hold the financial statements and any other information provided by Tenant to Landlord, and any information about Tenant’s business or activities in the Premises, in confidence using at least the same degree of care that Landlord uses to protect its own confidential information of a similar nature; provided, however, that Landlord may disclose the financial statements to Landlord’s auditors, attorneys, lenders, affiliates, prospective purchasers and investors as reasonably required in the ordinary course of Landlord’s operations, provided that Landlord such parties treat the information as confidential and Landlord remains responsible for any unpermitted disclosures by such third parties. Landlord may disclose such information without violating this section to the extent that disclosure is reasonably necessary (a) for Landlord to enforce its rights or defend itself under this Lease; (b) for required submissions to any state or federal regulatory body; or (c) for compliance with a valid order of a court or other governmental body having jurisdiction, or any law, statute, or regulation, provided that, other than in an emergency, before disclosing such information, Landlord shall give Tenant five business days’ prior notice of the same to allow Tenant to obtain a protective order or such other judicial relief.

24.30 Landlord’s Construction. Except as specifically set forth in this Lease or in the Tenant Work Letter: (i) Landlord has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, the Project, or any part thereof; and (ii) no representations or warranties respecting the condition of the Premises, the Building or the Project have been made by Landlord to Tenant. Tenant acknowledges that prior to and during the Lease Term, Landlord will be completing maintenance work pertaining to various portions of the Building, the Premises, and/or the Project, including without limitation, landscaping (collectively, the “Construction”). In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, temporary limit access to portions of the Project, or perform work in the Building and/or the Project, which work may create noise, dust or leave debris in the Building and/or the Project. Except as otherwise provided herein, Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent; provided Landlord takes all measures so as to not unreasonably interfere with Tenant (and provided Landlord does not interfere with Tenant’s lab work), and provides Tenant with reasonable advance notice (no less than ten (10) days) of any Construction to be undertaken (except in the event of an emergency (in which case Landlord will provide notice as soon as reasonably possible)). Except as provided in Section 6.4, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such Construction or Landlord’s actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or

Landlord’s actions in connection with such Construction; provided Landlord takes all measures so as to not unreasonably interfere with Tenant (and provided Landlord does not interfere with Tenant’s lab work), and provides Tenant with reasonable advance notice (no less than ten (10) days) of any Construction to be undertaken (except in the event of an emergency (in which case Landlord will provide notice as soon as reasonably possible)). Landlord reserves full control over the Project to the extent not inconsistent with Tenant’s possession, use, enjoyment, and access to the same as provided in this Lease.

24.31 Net Lease. This Lease shall be deemed and construed to be an “absolute net lease” and, except as herein expressly provided, Landlord shall receive all payments required to be made by Tenant free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises except as specifically provided herein.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the day and date first above written.

“Landlord”:

BP3-BOS1 1560 TRAPELO ROAD LLC,
a Delaware limited liability company

By:	/s/ W. Neil Fox, III
Name:	W. Neil Fox, III
Its:	Chief Executive Officer

“Tenant”:

DYNE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Joshua Brumm
Name:	Joshua Brumm
Its:	President

By:	/s/ Richard Scalzo
Name:	Richard Scalzo
Its:	Treasurer